Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement (the “Separation Agreement”) is made this June 27, 2014 (the “Effective Date”), by and between Signet Jewelers Limited, a Bermuda corporation (including its successors and assigns, and together with its affiliates, the “Company”), and Ronald W. Ristau (the “Executive”).

WHEREAS, Sterling Jewelers, Inc. (“Sterling”) and the Executive previously entered into an employment agreement dated April 12, 2010 (the “Employment Agreement”);

WHEREAS, any capitalized terms not defined herein shall have the meaning as defined in the Employment Agreement; and

WHEREAS, pursuant to the terms and conditions of the Employment Agreement and the Signet Jewelers Limited Omnibus Incentive Plan, the Executive was granted restricted shares of common stock of the Company covering performance periods that include the Company’s fiscal year ending February 1, 2015 (“Fiscal 2015”) (the “Restricted Stock”) pursuant to Time-Based Restricted Stock Award Agreements dated as of April 23, 2012, April 26, 2013, and May 8, 2014 (the “Restricted Stock Agreements”), and performance-based vesting restricted stock units covering shares of common stock of the Company covering performance periods that include Fiscal 2015 (the “RSUs” and, together with the Restricted Stock, the “Equity Incentive Awards”) dated as of April 23, 2012, April 26, 2013, and May 8, 2014 (the “RSU Agreements” and, together with the Restricted Stock Agreements, the “Equity Incentive Agreements”);

WHEREAS, the Executive and the Company both desire to terminate the Executive’s employment with the Company and its subsidiaries and affiliates pursuant to the terms and conditions of this Separation Agreement, effective as of the Effective Date.

NOW, THEREFORE, in consideration of such services and the mutual covenants and promises herein contained, the Company and the Executive hereby agree as follows:

1. Termination of Employment. Effective July 31, 2014 (the “Termination Date”), the Executive’s employment with the Company will be terminated and the Executive will resign from his position as Chief Financial Officer of the Company, and from all offices and directorships held by him in the Company or any of its subsidiaries or affiliates and shall execute any and all documents reasonably necessary to effect such resignations as requested by the Company. Between the Effective Date and the Termination Date, the Executive will support a smooth transition of all ongoing and outstanding work in the best interests of the Company.

2. Severance.

(a) Accrued Benefits. The Executive shall be entitled to receive: (i) the Executive’s annual base salary in effect at the Termination Date to the extent earned or accrued but not yet paid through the Termination Date, payable in accordance with the standard payroll practices of the Company, (ii) reimbursement for any and all business expenses reasonably incurred prior to the Effective Date, subject to the terms of the Company’s reimbursement policy, (iii) any Unused Vacation Days, paid in a single lump sum in accordance with the standard payroll practices of the Company no later than the second pay date following the

Termination Date, (iv) any medical/dental, long-term and short term-disability, life insurance, deferred compensation, and other perquisites and benefits made available to the Executive during the Term of Employment that are accrued but unpaid as of the Termination Date, and (v) any other accrued but unpaid benefits required by applicable law.

(b) Termination Payments and Benefits. Subject to the Executive’s continued employment with the Company through the Termination Date or, if earlier, the Executive’s termination of employment due to death or Disability (as defined in Section 4(a) of the Employment Agreement), and the Executive’s timely execution, delivery and non-revocation of this Separation Agreement and the Supplemental Release Agreement described in Section 4 of this Separation Agreement, the Executive shall be entitled to receive the following termination payments and benefits:

(i) Salary Continuation. The Executive shall be entitled to receive continued payment of the Executive’s annual base salary in effect at the Termination Date for twelve (12) months following the Termination Date, in accordance with the Company’s standard payroll practices, with each such payment hereby designated a separate payment for purposes of Section 409A of the Code, commencing on the sixtieth (60th) day following the Termination Date, which initial payment shall include payment of any amounts of such salary continuation that otherwise would have become due during such sixty (60) day period. If the Executive participated in the ePaperless Payroll program (direct deposit) as of the Termination Date, the Executive’s payments will be direct deposited on regularly scheduled paydays. If the Executive did not participate in the ePaperless Payroll program, the Executive’s payments will be issued as a live check and mailed to the Executive’s home address.

(ii) Pro Rata Annual Bonus. The Executive shall be entitled to receive a pro-rata portion, based upon the Annual Bonus Proration Factor, of the Annual Bonus for Fiscal 2015 earned as of the Termination Date (which Annual Bonus shall be determined based on actual performance and shall be paid to the Executive in a single lump sum during the period commencing on the 15th of April and ending on the 31st of May, 2015. For purposes of this Separation Agreement, “Annual Bonus Proration Factor” means the quotient obtained by dividing the number of business days worked during Fiscal 2015 by the number of business days in Fiscal 2015.

(iii) Equity Incentive Awards. The Executive shall vest in a portion of the Equity Incentive Awards as follows:

(A) Restricted Stock. As of the Termination Date, the Executive shall vest in a number of shares of Restricted Stock equal to the sum of that portion of each grant of Restricted Stock determined by multiplying (1) the number of shares of Restricted Stock granted under the applicable Restricted Stock Agreement by (2) the quotient obtained by dividing the number of business days worked from the applicable grant date of such Restricted Stock through the Termination Date by the total number of business days from the applicable grant date of such Restricted Stock through the third anniversary of such grant date.

(B) RSUs. With respect to each grant of RSUs, the Executive shall vest in a portion of such grant of RSUs as of the end of the applicable Performance Period for such RSUs (as set forth in the applicable RSU Agreement) equal to the number of such RSUs that otherwise would have vested pursuant to the terms of the applicable RSU Agreement based on actual performance during the applicable Performance Period multiplied by the quotient obtained by dividing the number of business days worked during such Performance Period by the total number of business days comprising such Performance Period.

(iv) Transition Incentive. The Executive shall be entitled to receive the consideration set forth on the attached Schedule 1 at the times set forth on Schedule 1, subject to the Executive’s continued support of a smooth transition of all ongoing and outstanding work in the best interests of the Company through the Termination Date, as reasonably determined by the Chief Executive Officer of the Company.

3. Sole Payments and Benefits. The termination payments and benefits set forth in Section 2 of this Separation Agreement shall be the sole and exclusive payments and benefits to which the Executive shall be entitled in respect of his termination of employment with the Company. For the avoidance of doubt, except to the extent required by law, the Executive hereby waives any right, title and interest he may have to any and all payments upon or in connection with a Constructive Termination (as defined in Section 4(d) of the Employment Agreement).

4. Supplemental Release Agreement. The Executive agrees to execute and deliver, within twenty-one (21) days following the Termination Date, the Supplemental Release Agreement attached as Exhibit A (the “Supplemental Release Agreement”). The Supplemental Release Agreement shall contain a general release of claims co-extensive and substantially similar to the release set forth in Section 7 below, to cover the period from the date of the execution of this Separation Agreement through and including the date of execution of the Supplemental Release Agreement. Because of the right to revoke the Supplemental Release Agreement within the seven (7)-day revocation period, the Executive acknowledges that the Supplemental Release Agreement shall not become effective until the eighth (8th) day after the Executive executes and delivers the Supplemental Release Agreement (the “Supplemental Release Agreement Effective Date”), and the Executive will not be paid any amounts under the Separation Agreement before such Supplemental Release Effective Date.

5. Entitlement to Payments. The Executive’s entitlement to the termination payments set forth in Section 2(b) shall be subject to and contingent upon the Executive’s timely execution and delivery to the Company, and expiration of the revocation period with no revocation, of: (i) this Separation Agreement; and (ii) the Supplemental Release Agreement.

6. Restrictive Covenants.

(a) During the Term of Employment and for any time thereafter, the Executive shall keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business (as defined below) of the Company and any of its subsidiaries or affiliates, any trade secrets, confidential or proprietary information and documents or materials owned, developed or possessed by the Company pertaining to the Business of the Company or any subsidiaries or affiliates of the Company; provided, that such information referred to in this Section 6(a) shall not include information that is or has become generally known to the public or the jewelry trade without violation of this Section 6(a). Nothing in this Section 6(a) shall prohibit the Executive from disclosing such information solely to the extent necessary to comply with an order from a court having competent jurisdiction, and then only after providing the Company with a reasonable opportunity to prevent such disclosure or to receive confidential treatment for the information required to be disclosed. This Section 6(a) shall, without any time limitation, survive the expiration or termination of this Separation Agreement. The payments in Section 2(b) of this Separation Agreement shall be conditioned upon the Executive’s continued compliance with this Section 6(a).

(b) The Executive acknowledges that all developments, including without limitation, inventions (patentable or otherwise), discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, data, documentation, writings and applications thereof (collectively, “Works”) relating to the operation of a retail jewelry business that sells to the public jewelry and associated services (“Business”), or planned business of the Company or any of its subsidiaries and/or affiliates that, alone or jointly with other, the Executive created, made, developed or acquired during the Executive’s employment with the Company (collectively, the “Developments”), are works made for hire and shall remain the sole and exclusive property of the Company and the Executive hereby assigns to the Company all of his right, title and interest in and to all such Developments. Notwithstanding any provision of this Agreement to the contrary, “Developments” shall not include any Works that do not relate to the Business or planned business of the Company or any subsidiaries and/or affiliates. This Section 6(b) shall, without any time limitation, survive the expiration or termination of this Separation Agreement. The payments described in Section 2(b) of this Separation Agreement shall be conditioned upon the Executive’s continued compliance with this Section 6(b).

(c) During the Term of Employment and for one (1) year thereafter (the “Competition Restrictive Period”), the Executive agrees that he shall not directly or indirectly own, manage, control, invest or participate in any way in, consult with or render services to or for any person or entity (other than for the Company or any of the subsidiaries or affiliates of the Company) which is primarily engaged in the retail fine jewelry business (“primarily” meaning having a product mix consisting of 25% or more fine jewelry sales per year); provided, however, that the restrictions of this Section 6(c) shall not extend to the ownership, management or control of a retail fine jewelry business by the Executive during the Competition Restrictive Period provided that such activity is no less than sixty (60) miles distant from any retail jewelry store of the Company at the time of such Termination of Employment; provided, however, that notwithstanding the foregoing, the Executive shall be entitled to own up to 1% of any class of outstanding securities of any company whose common stock is listed on a national securities exchange or included for trading on the NASDAQ Stock Market. The payments described in Section 2(b) of this Separation Agreement shall be conditioned upon the Executive’s continued compliance with this Section 6(c) during the Competition Restrictive Period.

(d) During the Term of Employment and for two (2) years thereafter (the “Solicitation Restrictive Period”), the Executive agrees that he shall not directly or indirectly (i) solicit, entice, persuade or induce (A) any employee, consultant, agent or independent contractor of the Company or of any of the subsidiaries or affiliates of the Company to terminate his or her employment or engagement with the Company or such subsidiary or affiliate, or (B) any employee, individual consultant, agent or independent contractor of the Company or any of the subsidiaries or affiliates of the Company to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate, or (ii) approach any such employee, consultant (or, with respect to subparagraph (B), individual consultant), agent or independent contractor for any of the foregoing purposes. The payments described in Section 2(b) of this Separation Agreement shall be conditioned upon the Executive’s continued compliance with this Section 6(d) during the Solicitation Restrictive Period, but such payments shall not be withheld on grounds that the Solicitation Restrictive Period has not yet completed at such time as such payments are due pursuant to Section 2(b).

(e) The Executive acknowledges that the services rendered by the Executive were of a special, unique and extraordinary character and, in connection with such services, the Executive had access to confidential information vital to the Business of the Company and subsidiaries and/or affiliates of the Company. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of this Section 6, the Company and its subsidiaries and affiliates would sustain irreparable injury and that monetary damages will not provide adequate remedy to the Company and that the Company shall be entitled to have this Section 6 specifically enforced by a court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any subsidiaries or affiliates of the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from the Executive or the cessation of payment of the amounts set forth in Section 2(b) of this Separation Agreement without the requirement for posting a bond. This Section 6(e) shall, without any time limitation, survive the expiration or termination of this Separation Agreement.

7. General Release. For and in consideration of the payments and benefits provided by the Company under this Separation Agreement, the Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its parent corporation, subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities (collectively, the “Released Parties”), from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, without limitation, any tort and/or contract claims, common law or statutory claims, claims under any local, state or federal wage and hour law, wage collection law or labor relations law, claims under any common law or other statute, claims of age, race, sex, sexual orientation, religious, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination, including under Title VII of the Civil Rights Acts of 1964 and 1991, as amended (42 U.S.C. §§ 2000e et seq.), Age Discrimination in Employment Act, as amended (29 U.S.C. §§ 621, et seq.); the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. §§ 1001 et seq.) and any other law (including any state or local law or ordinance) prohibiting employment discrimination or relating to employment, retaliation in employment, termination of employment, wages, benefits or otherwise. If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

The Company and the Executive acknowledge and agree that the release in this Section 7 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its parent corporation, subsidiaries or affiliates (i) to indemnify the Executive for his acts as an officer or director of the Company in accordance with the Certificate of Incorporation and all agreements thereunder, (ii) to pay any amounts or benefits to which the Executive is entitled under this Separation Agreement, or (iii) with respect to the Executive’s rights as a shareholder of the Company, its parent corporation or any of their subsidiaries.

It is the intention of the Executive and the Company in executing this Separation Agreement that the general release in this Section 7 shall be effective as a full and final accord and satisfaction, and release of and from all liabilities, disputes, claims and matters covered under the general release in this Section 7, known or unknown, suspected or unsuspected.

8. Cooperation. All payments and benefits pursuant to Section 2(b) of this Separation Agreement are conditioned upon the Executive’s full and continued cooperation in good faith with the Company, its subsidiaries and affiliates and its legal counsel, as may be necessary or appropriate, (i) to respond truthfully to any inquiries that may arise with respect to matters that the Executive was responsible for or involved with during his employment with the Company, (ii) to furnish to the Company, as reasonably requested by the Company, from time to time, the Executive’s honest and good faith advice, information, judgment and knowledge with respect to labor and employment practices at the Company, and employees of the Company, (iii) in connection with any defense, prosecution or investigation of any and all actual, threatened, potential or pending court or administrative proceedings or other legal matters in which Executive may be involved as a party and/or in which the Company determines, in its sole discretion, that Executive is a relevant witness and/or possesses relevant information, and (iv) in connection with any and all legal matters relating to the Company, its subsidiaries and affiliates, and each of their respective past and present employees, managers, directors, officers, administrators, shareholders, members, agents, and attorneys, in which the Executive may be called as an involuntary witness (by subpoena or other compulsory process) served by any third-party, including, without limitation, providing the Company with written notice of any subpoena or other compulsory process served on Executive within forty-eight (48) hours of its occurrence.

In connection with the matters described in this Section 8, the Executive agrees to notify, truthfully communicate and, provided there is no conflict of interest between the Executive and the Company, be represented by, and provide requested information to, the Company’s counsel, to fully cooperate and work in good faith with such counsel with respect to, and in preparation for, any response to a subpoena or other compulsory process served upon the Executive, any depositions, interviews, responses, appearances or other legal matters, and to testify truthfully and honestly with respect to all matters. For the avoidance of doubt, the Company has no obligation to provide the Executive with counsel in connection with any matter.

The Company shall reimburse the Executive for reasonable expenses, such as travel, lodging and meal expenses, incurred by the Executive pursuant to this Section 8 at the Company’s request, and consistent with the Company’s policies for employee expenses.

The Executive further acknowledges that all documents prepared by the Company pertaining to the affairs of the Company or any legal matter relating to the Company, which may be provided to the Executive or to which the Executive may be given access pursuant to this Section 8 in connection with the Executive’s cooperation hereunder with respect to any legal matter relating to the Company, are, and shall remain, the property of the Company at all times. Except as required by applicable law or court order, the Executive shall not disclose any information or materials received in connection with any legal matter relating to the Company.

All communications by the Company, its subsidiaries and/or affiliates, and its lawyers to the Executive and all communications by the Executive to the Company, its subsidiaries and/or affiliates and its lawyers, in connection with any legal matter relating to the Company, its subsidiaries and/or affiliates, shall, to the fullest extent permitted by law, be privileged and confidential and subject to the work product doctrine. No such communication, information, or work product shall be divulged by the Executive to any person or entity, except at the specific direction of an authorized representative of the Company and its lawyers.

9. Return of Property and Documents. As a material provision of this Separation Agreement, prior to the Termination Date, the Executive shall return to the Company all Company property (including, without limitation, any and all computers, phones, identification cards, card key passes, fobs, corporate credit cards, corporate phone cards, corporate motor vehicles, files, memoranda, keys and software) in the Executive’s possession and the Executive shall not retain any duplicates or reproductions of such items. The Executive further agrees that, as a material provision of this Separation Agreement, prior to the Termination Date, he shall deliver to the Company all copies of any confidential information of the Company in his possession, custody or control, including all copies of any analyses, compilations, studies or other documents in his possession, custody or control that contain any such confidential information (whether in electronic or paper form), and that as of the Termination Date, he shall no longer possesses any such Company property or confidential information in any form. The payments described in Section 2(b) of this Separation Agreement shall be conditioned upon the Executive’s continued compliance with this Section 9.

10. Inquiries from Prospective Employers. The Executive and the Company agree that in the event the Company receives inquiries from prospective employers, it shall be the policy of the Company to respond by advising that the Company’s policy is to provide information only as to service dates and positions held, and by providing such information.

11. Severability. In the event that one or more of the provisions of this Separation Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Separation Agreement shall not in any way be affected or impaired thereby.

12. Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Separation Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

13. Governing Law and Forum. This Separation Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without reference to its choice of law rules. Any action to enforce any of the provisions of this Separation Agreement shall be brought in a court of the State of Ohio located in Summit County or in a Federal court located in Cleveland, Ohio. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Ohio law. Each party irrevocably waives any objection which it may now or hereafter have to the venue of any such suit, action or proceeding.

14. Withholding. The Company shall deduct or withhold, or require the Executive to remit to the Company, the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder, it being understood that, upon a showing of proof of residence from the Executive, that the Executive’s residence for these purposes is the state of New York, and that the Executive agrees to update the Company with proof of residence upon any change in the Executive’s residence.

15. Entire Agreement. This Separation Agreement, the Supplemental Release Agreement, constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersede all prior agreements, arrangements and understandings, whether written or oral, between the parties. The Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Separation Agreement or the Supplemental Release Agreement. This Separation Agreement and the Supplemental Release Agreement may not be altered or modified other than in a writing signed by the Executive and an authorized representative of the Company.

16. Notices. All notices given hereunder shall be given in writing, shall specifically refer to this Separation Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, to the addresses set forth below or at such other addresses as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:	Ronald Ristau
32 Westgate Blvd.
Manhasset, New York 11030

with a copy to:	Windels Marx Lane & Mittendorf, LLP
156 West 56th Street
New York, NY 10019
Attention: Scott R. Matthews, Esq.
Telephone: (212) 237-1000
Facsimile: (212) 262-1215

If to the Company:	c/o Sterling Jewelers Inc.
375 Ghent Road
Akron, Ohio 44313
Fax: (330) 668-5291
Attn: Lynn Dennison

with a copy to:	Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Jeffrey S. Klein, Esq.
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

If notice is mailed, it shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

17. Successors and Assigns. This Separation Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

18. Section 409A.

(a) Compliance. To the extent applicable, this Separation Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date on which this Separation Agreement is executed (collectively, the “409A Rules”). The Company shall consult with the Executive in good faith regarding the implementation of this Section

(b) Separation from Service. A termination of employment shall mean the Executive’s “separation from service” with the Company, and any entity required to be aggregated with the Company under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.409A-1(h), applied by using the default rules contained therein, including, but not limited to, the default rules contained in Treasury Regulation Section 1.409A-1(h)(3), and through incorporation of the following rules: (A) the employment relationship is treated as continuing intact while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Company and/or any entity required to be aggregated with Company under Treasury Regulation Section 1.409A-1(h)(3); (B) a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for the Company and/or any entity required to be aggregated with Company under Treasury Regulation Section 1.409A-1(h)(3); and (C) if the period of leave exceeds six months and the Executive does not retain a right to reemployment, the Executive’s termination of employment date shall be deemed to be the first date immediately following such six-month period;

(c) Separate and Distinct Elements of Compensation. For purposes of the applicability, if any, of Section 409A of the Code to any compensation paid or benefits provided under this Separation Agreement, the following payments and benefits constitute separate and distinct elements of deferred compensation: (i) any Annual Bonus; (ii) any Equity Incentive Award (with the cash and each equity portion thereof being considered separate and distinct elements of deferred compensation); and (iii) any continuation of Base Salary hereunder following the Termination Date.

(d) Payment Delay if Executive is a Specified Employee. Notwithstanding any provision of this Separation Agreement to the contrary, if at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee,” as defined in the specified employee policy of the Company and its affiliates as in effect from time to time (the “Specified Employee Procedure”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company shall defer the commencement of any such payments or benefits hereunder in accordance with the terms and conditions of the Specified Employee Procedure (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until first day of the seventh month immediately following the Executive’s Termination of Employment (or, if applicable and earlier, the date on which the payments or benefits would commence under Section 4(b) of the Employment Agreement).

(e) No Acceleration of Payments or Benefits. Any payments or benefits hereunder to which the 409A Rules apply may not be accelerated except to the extent permitted under the 409A Rules.

(f) 409A Amendments to Separation Agreement. If any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the Company shall negotiate with the Executive in good faith any amendments to this Agreement that the Company and/or the Executive determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, provided, however, that the adoption of any such amendments shall require the written consent of the Executive, which consent shall not be unreasonably withheld

19. Knowing and Voluntary Time to Consider and Revoke. The Executive acknowledges that pursuant to Section 7 of this Separation Agreement, the Executive is waiving and releasing any rights he may have under the ADEA, and that the Executive’s waiver and release of such rights is knowing and voluntary. The Executive acknowledges that the consideration given for the ADEA release under Section 7 is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that he is advised by this writing that:

(a) The Executive should consult with an attorney prior to executing this Separation Agreement and has had an opportunity to do so;

(b) The Executive has been provided at least twenty-one (21) days within which to consider this Separation Agreement, that this twenty-one (21) day period shall run from the date the Executive receives this Separation Agreement, and that the parties’ modifications to the Separation Agreement prior to its execution shall not restart, or otherwise affect, this twenty-one (21) day period;

(c) The Executive has seven (7) days following the Executive’s execution of this Separation Agreement to revoke it, but only by providing written notice of revocation, received within the seven (7) day revocation period, to the Company in accordance with the “Notices” provision in Section 16 of this Separation Agreement;

(d) This Separation Agreement shall not be effective and enforceable until the seven (7) day revocation period has expired; and

20. Authority. The Executive represents that he has full power and authority to enter into this Separation Agreement, and further represents that entering into this Separation Agreement will not result in a conflict of interest with a party to any pending litigation relating to or against the Company, with attorneys representing a party to any pending litigation relating to or against the Company, or with any governmental or administrative agency.

21. Counterparts. This Separation Agreement may be executed in counterparts, each of which shall be an original but all together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the last date set forth above.

SIGNET JEWELERS LIMITED

By:	/s/ Steve Becker
Name:	Steve Becker
Title:	Chief Human Resources Officer

EXECUTIVE

By:	/s/ Ronald Ristau
Name:	Ronald Ristau

[SIGNATURE PAGE TO CONFIDENTIAL SEPARATION AGREEMENT]

Exhibit A

SUPPLEMENTAL RELEASE AGREEMENT

THIS SUPPLEMENTAL RELEASE AGREEMENT (the “Supplemental Release Agreement”) dated as of                  , 2014, is made by and between Signet Jewelers Limited, a Bermuda corporation (including its successors and assigns, and together with its affiliates, the “Company”), and Ronald W. Ristau (the “Executive”).

WHEREAS, the Company and the Executive previously entered into a Confidential Separation Agreement dated as of June 27, 2014 (the “Separation Agreement”) detailing the terms of Executive’s termination from the Company, and as described in Section 7 of the Separation Agreement, the Executive’s general release of claims through the Termination Date;

WHEREAS, this Supplemental Release Agreement was part of the Separation Agreement, expressly incorporated, and attached as Exhibit A to the Separation Agreement; and

WHEREAS, pursuant to Section 4 of the Separation Agreement, Executive agreed to execute and deliver to the Company, within twenty-one (21) days of the Termination Date, this Supplemental Release Agreement containing a general release of claims co-extensive and substantially similar to the general release set forth Section 7 of the Separation Agreement;

WHEREAS, capitalized terms not defined herein shall have the meaning as defined under the Separation Agreement and the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements, including but not limited to the payments and benefits detailed in the Separation Agreement, the Company and the Executive agree as follows:

1. In consideration of the Executive’s release under Section 2 hereof, the Company shall pay to the Executive or provide benefits to the Executive as set forth in Section 2(b) of the Separation Agreement, which is attached hereto and made a part hereof.

2. For and in consideration of the payments and benefits provided by the Company under the Separation Agreement, the Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its parent corporation, subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities (collectively, the “Released Parties”), from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, without limitation, any tort and/or contract claims, common law or statutory claims, claims under any local, state or federal wage and hour law, wage collection law or labor relations law, claims under any common law or other statute, claims of age, race, sex, sexual orientation, religious, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination, including under Title VII of the Civil Rights Acts of 1964 and 1991, as amended (42 U.S.C. §§ 2000e et seq.), Age Discrimination in Employment Act, as amended (29 U.S.C. §§ 621, et seq.); the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. §§ 1001 et seq.) and any other law (including any state or local law or ordinance) prohibiting employment discrimination or relating to employment, retaliation in employment, termination of employment, wages, benefits or otherwise. If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

The Company and the Executive acknowledge and agree that the release in this Section 2 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its parent corporation, subsidiaries or affiliates (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the Certificate of Incorporation and all agreements thereunder, (ii) to pay any amounts or benefits to which the Executive is entitled under the Separation Agreement, or (iii) with respect to the Executive’s rights as a shareholder of the Company, its parent corporation or any of their subsidiaries.

3. The Executive acknowledges that pursuant to Section 2 of this Supplemental Release Agreement, the Executive is waiving and releasing any rights he may have under the ADEA, and that the Executive’s waiver and release of such rights is knowing and voluntary. Executive acknowledges that the consideration given for the ADEA waiver and release under this Supplemental Release Agreement is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that he is advised by this writing that:

(a) The Executive should consult with an attorney prior to executing this Supplemental Release Agreement, and has had an opportunity to do so;

(b) The Executive has been provided at least twenty-one (21) days within which to consider this Supplemental Release Agreement, that this twenty-one (21) day period shall run from the date the Executive receives this Supplemental Release Agreement, and that the parties’ modifications to this Supplemental Release Agreement prior to its execution shall not restart, or otherwise affect, this twenty-one (21) day period;

(c) The Executive has seven (7) days following the Executive’s execution of this Supplemental Release Agreement to revoke it, but only by providing written notice of revocation, received within the seven (7) day revocation period, to the Company in accordance with the “Notices” provision in Section 16 of the Separation Agreement;

(d) This Supplemental Release Agreement shall not be effective and enforceable until the seven (7) day revocation period has expired; and

4. It is the intention of the Executive and the Company in executing this Supplemental Release Agreement that it shall be effective as a full and final accord and satisfaction and release of and from all liabilities, disputes, claims and matters covered under this Supplemental Release Agreement, known or unknown, suspected or unsuspected.

5. Because of the right to revoke this Supplemental Release Agreement within the seven (7)-day revocation period, the Executive acknowledges that this Supplemental Release Agreement shall not become effective until the eighth (8th) day after the Executive executes and returns this Supplemental Release Agreement (the “Supplemental Release Effective Date”) to the Company, and that the Executive will not be paid any amounts under the Separation Agreement before such Supplemental Release Effective Date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the last date set forth above.

SIGNET JEWELERS LIMITED

By:
Name:	[NAME]
Title:	[TITLE]

EXECUTIVE

By:
Name:	Ronald Ristau

[SIGNATURE PAGE TO SUPPLEMENTAL RELEASE AGREEMENT]

SCHEDULE 1

Transition Incentive

(i)	a cash payment equal to $315,000, which shall be paid on the sixtieth (60th) day following the Termination Date, and

(ii)	an additional cash payment equal to (a) the Annual Bonus the Executive otherwise would have received for Fiscal 2015 had he remained continuously employed through the standard payment date for such Annual Bonus, minus (b) the amount to which the Executive is entitled to receive pursuant to Section 2(b)(ii) of the Separation Agreement, which additional cash payment shall be paid in a single lump sum during the period commencing on the 15th of April and ending on the 31st of May, 2015.